 Exhibit 99.1

Lewis Titterton Rejoins ParkerVision Board of Directors

Jacksonville, Florida, June 26, 2023 -- ParkerVision, Inc. (OTCQB: PRKR), announced today that it has appointed Mr. Lewis (Lew) H. Titterton, Jr. as a Class II director to fill a vacancy on the company’s board of directors.  Mr. Titterton previously served on the ParkerVision board from September 2018 until April 2019 when he resigned due to family medical issues.

Mr. Titterton has served on the board of directors of Anixa Biosciences (“ANIX”), a Nasdaq biotech company, since July 2017, including as lead independent director since July 2018 and chairman of the board from 2012 to 2016.   His background is in high technology with an emphasis on health care and he was the chairman of the board of directors of NYMED, Inc., a diversified health services company, from 1989 until October 2018.

Mr. Titterton founded MedE America, Inc. in 1986 and was the chief executive officer of Management and Planning Services, Inc. from 1978 to 1986. He holds an MBA from the State University of New York at Albany, and a B.A. degree from Cornell University.

“We are excited to have Lew, a prominent business leader, significant ParkerVision shareholder, and trusted strategic advisor, join our Board,” stated Jeffrey Parker, CEO of ParkerVision.  “Lew’s background in biotech provides him with a deep understanding of the unique challenges that parallel those of an innovative technology company.  The depth and experience of our Board is enhanced by Lew’s background and extensive knowledge.  We look forward to his contribution as we continue to build our international licensing program and explore future opportunities.”

About ParkerVision

ParkerVision, Inc. invents, develops and licenses cutting-edge, proprietary radio-frequency (RF) technologies that enable wireless solution providers to make and sell advanced wireless communication products. ParkerVision is engaged in a number of patent enforcement actions in the U.S. to protect patented rights that it believes are broadly infringed by others. For more information, please visit www.parkervision.com. (PRKR-I)

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended.  All statements, other than statements of historical fact, included or incorporated in this press release are forward-looking statements.  The Company does not guarantee that it will actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company's forward-looking statements.

Forward-looking statements involve risks and uncertainties, and actual results could vary materially from these forward-looking statements.  There are a number of important factors that could cause the Company's actual results to differ materially from those indicated or implied by its forward-looking statements, including those important factors set forth under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2022 and disclosures in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the Securities and Exchange Commission.  Although the Company may elect to do so at some point in the future, the Company does not assume any obligation to update any forward-looking statement and it disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

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Cindy French                                                       Tony Vignieri

Chief Financial Officer                                        Communications Director